Fifth Third Announces First Quarter 2021 Results
Reported diluted earnings per share of $0.93

Key Financial Data				Key Highlights

$ millions for all balance sheet and income statement items
	1Q21	4Q20	1Q20
•Returned $180 million to shareholders through repurchases; capacity to repurchase up to $347 million in 2Q21
•ROTCE(a) of 16.8%; adjusted ROTCE(a) of 19.8% excl. AOCI improved 150 bps sequentially
•Produced record commercial banking revenue
•Generated consumer household growth of 3% compared to 1Q20
•Historically low NCO ratio reflecting improvements in commercial and consumer
•Benefit to credit losses and resulting reserve coverage reflects improved macroeconomic environment and strong credit results; NPA ratio improved 7 bps sequentially
•NII(a) down 1%; reported NIM(a) increased 4 bps, with ~4 bps decline in underlying NIM excl. excess cash and all PPP impacts(f)
•Named one of the "World's Most Ethical Companies" by Ethisphere
•Exceeded five-year commitment to low-and-moderate income communities by more than $9 billion

Income Statement Data
Net income available to common shareholders	$674	$569	$29
Net interest income (U.S. GAAP)	1,176	1,182	1,229
Net interest income (FTE)(a)	1,179	1,185	1,233
Noninterest income	749	787	671
Noninterest expense	1,215	1,236	1,200

Per Share Data
Earnings per share, basic	$0.94	$0.79	$0.04
Earnings per share, diluted	0.93	0.78	0.04
Book value per share	28.78	29.46	28.26
Tangible book value per share(a)	22.60	23.28	22.02

Balance Sheet & Credit Quality
Average portfolio loans and leases	$108,956	$109,360	$110,779
Average deposits	158,888	158,626	126,789
Net charge-off ratio(b)	0.27%	0.43%	0.44%
Nonperforming asset ratio(c)	0.72	0.79	0.60

Financial Ratios
Return on average assets	1.38%	1.18%	0.11%
Return on average common equity	13.1	10.8	0.6
Return on average tangible common equity(a)	16.8	13.9	1.0
CET1 capital(d)(e)	10.46	10.34	9.37
Net interest margin(a)	2.62	2.58	3.28
Efficiency(a)	63.0	62.7	63.0

Other than the Quarterly Financial Review tables beginning on page 13, commentary is on a fully taxable-equivalent (FTE) basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a taxable-equivalent basis, net interest income, net interest margin, net interest rate spread, total revenue and the efficiency ratio are provided on an FTE basis.

CEO Commentary

"Fifth Third’s quarterly financial performance was once again strong, reflecting record commercial banking revenue, continued momentum generating household growth, a strong underlying net interest margin, and historically low net charge-offs with improvements in both commercial and consumer portfolios.

Our credit results continue to demonstrate the strength of our balance sheet, as we have maintained our disciplined client selection, adhered to our conservative underwriting, and continued to manage our balance sheet exposures with a focus on a long-term performance horizon. I am optimistic that we will continue to benefit from an improving economic environment, including higher interest rates, as well as a more vibrant economy over the next year within most of our commercial franchise and throughout our retail footprint.

Despite the overall economic recovery over the past several quarters, I recognize that not everyone in our society has benefited from it. This is why I am very proud that, in addition to producing strong financial results, we have also continued to take deliberate actions to improve the lives of our customers and the well-being of our communities. I am particularly pleased that we exceeded our five-year community commitment to invest in low-and-moderate income communities by more than $9 billion.

We were honored to be named one of the world’s most ethical companies by Ethisphere, reflecting our strong corporate culture, compliance program, and ESG actions. We are guided by our core values to work as one bank, be respectful, take accountability, and always act with integrity. We remain committed to generating sustainable long-term value for shareholders and anticipate that we will continue improving our relative performance as a top performing regional bank."

         -Greg D. Carmichael, Chairman and CEO
Investor contact: Chris Doll (513) 534-2345 | Media contact: Ed Loyd (513) 534-6397 April 20, 2021

Income Statement Highlights
($ in millions, except per share data)	For the Three Months Ended			% Change
	March	December	March
	2021	2020	2020	Seq	Yr/Yr
Condensed Statements of Income
Net interest income (NII)(a)	$1,179	$1,185	$1,233	(1)%	(4)%
(Benefit from) provision for credit losses	(173)	(13)	640	NM	NM
Noninterest income	749	787	671	(5)%	12%
Noninterest expense	1,215	1,236	1,200	(2)%	1%
Income before income taxes(a)	$886	$749	$64	18%	NM

Taxable equivalent adjustment	$3	$3	$4	—	(25)%
Applicable income tax expense	189	142	14	33%	NM
Net income	$694	$604	$46	15%	NM
Dividends on preferred stock	20	35	17	(43)%	18%
Net income available to common shareholders	$674	$569	$29	18%	NM
Earnings per share, diluted	$0.93	$0.78	$0.04	19%	NM

Fifth Third Bancorp (NASDAQ®: FITB) today reported first quarter 2021 net income of $694 million compared to net income of $604 million in the prior quarter and $46 million in the year-ago quarter. Net income available to common shareholders in the current quarter was $674 million, or $0.93 per diluted share, compared to $569 million, or $0.78 per diluted share, in the prior quarter and $29 million, or $0.04 per diluted share, in the year-ago quarter.

Net Interest Income
(FTE; $ in millions)(a)	For the Three Months Ended			% Change
	March	December	March
	2021	2020	2020	Seq	Yr/Yr
Interest Income
Interest income	$1,305	$1,318	$1,529	(1)%	(15)%
Interest expense	126	133	296	(5)%	(57)%
Net interest income (NII)	$1,179	$1,185	$1,233	(1)%	(4)%

Average Yield/Rate Analysis				bps Change
Yield on interest-earning assets	2.90%	2.87%	4.07%	3	(117)
Rate paid on interest-bearing liabilities	0.44%	0.45%	1.09%	(1)	(65)

Ratios
Net interest rate spread	2.46%	2.42%	2.98%	4	(52)
Net interest margin (NIM)	2.62%	2.58%	3.28%	4	(66)

Compared to the prior quarter, NII decreased $6 million, or 1%, primarily due to lower day count and a reduction in prepayment penalties received in the investment portfolio, partially offset by the impact of loan purchases of government guaranteed GNMA loan buyouts associated with CARES Act forbearance plans from a third party ($2.1 billion in December 2020 and $0.6 billion in March 2021), as well as approximately $12 million in incremental PPP fees reflecting loan forgiveness. Compared to the prior quarter, NIM increased 4 bps reflecting a decline in excess liquidity, an increase in PPP fees, and the impact of day count, partially offset by the reduction in investment portfolio prepayment penalties received relative to the prior quarter. First quarter 2021 NIM was negatively impacted by approximately 48 bps due to the impacts of PPP and excess liquidity relative to historical balances, compared to 56 bps in the prior quarter.
Compared to the year-ago quarter, NII decreased $54 million, or 4%, primarily reflecting lower market rates and lower commercial loan balances, partially offset by lower deposit costs, the favorable impact of previously executed cash flow hedges, and interest income from PPP loans. Compared to the year-ago quarter, NIM decreased 66 bps, primarily reflecting the impact of excess liquidity, lower market rates, and lower commercial loan balances, partially offset by lower deposit costs.

Noninterest Income
($ in millions)	For the Three Months Ended			% Change
	March	December	March
	2021	2020	2020	Seq	Yr/Yr
Noninterest Income
Service charges on deposits	$144	$146	$148	(1)%	(3)%
Commercial banking revenue	153	141	124	9%	23%
Mortgage banking net revenue	85	25	120	240%	(29)%
Wealth and asset management revenue	143	133	134	8%	7%
Card and processing revenue	94	92	86	2%	9%
Leasing business revenue	87	69	73	26%	19%
Other noninterest income	42	168	7	(75)%	500%
Securities gains (losses), net	3	14	(24)	(79)%	NM
Securities (losses) gains, net - non-qualifying hedges
on mortgage servicing rights	(2)	(1)	3	100%	NM
Total noninterest income	$749	$787	$671	(5)%	12%

Reported noninterest income decreased $38 million, or 5%, from the prior quarter, and increased $78 million, or 12%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below, including securities gains and losses, which included approximately $4 million attributable to mark-to-market impacts related to non-qualified deferred compensation assets in the current quarter.

Noninterest Income excluding certain items
($ in millions)	For the Three Months Ended
	March	December	March
	2021	2020	2020
Noninterest Income excluding certain items
Noninterest income (U.S. GAAP)	$749	$787	$671
Valuation of Visa total return swap	13	30	22
Net business dispositions charge	—	11	—
Net impairment of private equity investments	—	—	15
Securities (gains) losses, net	(3)	(14)	24
Noninterest income excluding certain items(a)	$759	$814	$732

Compared to the prior quarter, noninterest income excluding certain items decreased $55 million, or 7%. Compared to the year-ago quarter, noninterest income excluding certain items increased $27 million, or 4%.
Compared to the prior quarter, service charges on deposits decreased $2 million, or 1%, as a decrease in consumer deposit fees was partially offset by an increase in commercial deposit fees. Commercial banking revenue increased $12 million, or 9%, primarily driven by strong debt capital markets revenue combined with increased equity capital markets revenue, partially offset by lower M&A advisory revenue. Mortgage banking net revenue increased $60 million, or 240%, reflecting a $42 million increase in origination fees and gains on loan sales reflecting increased origination volumes and a $31 million improvement from MSR net valuation adjustments. This was partially offset by lower servicing revenue and elevated MSR asset decay. Current quarter mortgage originations of $4.7 billion increased 19% compared to the prior quarter. Wealth and asset management revenue increased $10 million, or 8%, driven by seasonally strong tax-related private client service revenue and higher personal asset management revenue reflecting market improvements. Card and processing revenue increased $2 million, or 2%, primarily driven by higher debit interchange and lower rewards, partially offset by a decrease in credit spend volume. Leasing business revenue increased $18 million, or 26%, primarily driven by strong lease syndication revenue, partially offset by lower income related to operating leases. Other noninterest income results were impacted by both the recognition of tax receivable agreement revenue of $74 million as well as private equity income in the prior quarter.

Compared to the year-ago quarter, service charges on deposits decreased $4 million, or 3%, as a decline in consumer deposit fees was partially offset by an increase in commercial deposit fees. Commercial banking revenue increased $29 million, or 23%, reflecting an increase in debt capital markets revenue, loan syndication revenue, and M&A advisory revenue, partially offset by lower financial risk management revenue. Mortgage banking net revenue decreased $35 million, or 29%, primarily driven by elevated MSR asset decay and lower servicing revenue, partially offset by an increase in mortgage origination fees and gain on loan sales. Wealth and asset management revenue increased $9 million, or 7%, primarily driven by higher personal asset management revenue and brokerage fees. Card and processing revenue increased by $8 million, or 9%, primarily reflecting higher consumer card spend and transaction volumes combined with lower rewards. Leasing business revenue increased $14 million, or 19%, primarily reflecting strong lease syndication revenue, partially offset by lower income related to operating leases.

Noninterest Expense
($ in millions)	For the Three Months Ended			% Change
	March	December	March
	2021	2020	2020	Seq	Yr/Yr
Noninterest Expense
Compensation and benefits	$706	$679	$647	4%	9%
Net occupancy expense	79	98	82	(19)%	(4)%
Technology and communications	93	90	93	3%	—
Equipment expense	34	34	32	—	6%
Card and processing expense	30	31	31	(3)%	(3)%
Leasing business expense	35	37	35	(5)%	—
Marketing expense	23	30	31	(23)%	(26)%
Other noninterest expense	215	237	249	(9)%	(14)%
Total noninterest expense	$1,215	$1,236	$1,200	(2)%	1%

Reported noninterest expense decreased $21 million, or 2%, from the prior quarter, and increased $15 million, or 1%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below.

Noninterest Expense excluding certain items
($ in millions)	For the Three Months Ended
	March	December	March
	2021	2020	2020
Noninterest Expense excluding certain items
Noninterest expense (U.S. GAAP)	$1,215	$1,236	$1,200
Fifth Third Foundation contribution	—	(25)	—
Branch and non-branch real estate charges	—	(21)	—
Business acquisition and merger-related charges	—	(16)	(7)
Noninterest expense excluding certain items(a)	$1,215	$1,174	$1,193
Compared to the prior quarter, noninterest expense excluding certain items increased $41 million, or 3%, primarily due to a seasonal increase in compensation and benefits expense as well as expenses linked to strong business performance, partially offset by lower other noninterest expense, net occupancy expense, and the mark-to-market impacts of approximately $7 million in non-qualified deferred compensation expense in the current quarter compared to a $19 million expense in the prior quarter. Compared to the year-ago quarter, noninterest expense excluding certain items increased $22 million, or 2%, primarily reflecting an increase in compensation and benefits expense, the unfavorable impact of $33 million from non-qualified deferred expenses compared to the year-ago quarter and servicing expense associated with recently-purchased consumer loans, partially offset by lower other noninterest expense (reflecting a $36 million unfavorable credit valuation adjustment in the year-ago quarter) and lower marketing expense.

Average Interest-Earning Assets
($ in millions)	For the Three Months Ended			% Change
	March	December	March
	2021	2020	2020	Seq	Yr/Yr
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$49,629	$50,385	$51,586	(2)%	(4)%
Commercial mortgage loans	10,532	10,727	11,019	(2)%	(4)%
Commercial construction loans	6,039	5,820	5,132	4%	18%
Commercial leases	3,114	2,932	3,201	6%	(3)%
Total commercial loans and leases	$69,314	$69,864	$70,938	(1)%	(2)%
Consumer loans:
Residential mortgage loans	$15,803	$16,016	$16,732	(1)%	(6)%
Home equity	5,009	5,315	6,006	(6)%	(17)%
Indirect secured consumer loans	13,955	13,272	11,809	5%	18%
Credit card	1,879	2,042	2,498	(8)%	(25)%
Other consumer loans	2,996	2,851	2,796	5%	7%
Total consumer loans	$39,642	$39,496	$39,841	—	—
Total average portfolio loans and leases	$108,956	$109,360	$110,779	—	(2)%

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$104	$56	$108	86%	(4)%
Consumer loans held for sale	4,641	2,048	1,293	127%	259%
Total average loans and leases held for sale	$4,745	$2,104	$1,401	126%	239%

Securities (taxable and tax-exempt)	$36,297	$35,965	$36,135	1%	—
Other short-term investments	32,717	34,989	2,898	(6)%	NM
Total average interest-earning assets	$182,715	$182,418	$151,213	—	21%

Compared to the prior quarter, total average portfolio loans and leases were flat, as an increase in indirect secured consumer loans was offset by a decrease in C&I balances. Average commercial portfolio loans and leases decreased 1%, reflecting lower C&I revolving line of credit utilization and term loan balances, partially offset by growth in commercial construction balances reflecting drawdowns on previous commitments. Average consumer portfolio loans were flat, as higher indirect secured consumer loans were offset by lower home equity and residential mortgage balances.
Compared to the year-ago quarter, total average portfolio loans and leases decreased 2% reflecting lower C&I revolving line of credit utilization and term loan balances, as well as declines in home equity and residential mortgage loans, partially offset by increases from PPP loans, indirect secured consumer loans, and commercial construction loans. Average commercial portfolio loans and leases decreased 2% due to a decline in C&I loan balances reflecting lower revolving line of credit utilization and lower commercial mortgage loans, partially offset by growth from PPP loans and commercial construction loans. Average consumer portfolio loans were flat, as higher indirect secured consumer loans were offset by lower residential mortgage, home equity, and credit card balances.
Average other short-term investments (including interest-bearing cash) of $33 billion in the current quarter decreased $2 billion compared to the prior quarter and increased $30 billion compared to the year-ago quarter. The increase relative to the year-ago quarter reflected average core deposit growth of 27% compared to average total loan growth of 1%.
Total period-end commercial portfolio loans and leases of $69 billion were flat from the prior quarter as higher PPP, commercial construction, and commercial lease balances were offset by lower C&I revolving line of credit utilization and term loan balances reflecting elevated paydowns. Compared to the year-ago quarter, total period-end commercial portfolio loans decreased $9 billion, or 11%, reflecting lower C&I revolving line of credit utilization. Period-end commercial revolving line utilization was 31%, compared to 32% in the prior quarter and 47% in the year-ago quarter. Period-end consumer portfolio loans were stable compared to the prior quarter, as continued growth in indirect secured consumer loans was partially offset by declines in home equity and credit card balances. Period-end consumer loans held for sale increased $0.9 billion sequentially, primarily attributable to the purchase of approximately $0.6 billion in government guaranteed loans related to GNMA early buyouts associated with CARES Act forbearance plans.

Average Deposits
($ in millions)	For the Three Months Ended			% Change
	March	December	March
	2021	2020	2020	Seq	Yr/Yr
Average Deposits
Demand	$58,586	$56,365	$35,765	4%	64%
Interest checking	45,568	47,664	40,298	(4)%	13%
Savings	18,951	17,658	14,715	7%	29%
Money market	30,601	31,205	27,109	(2)%	13%
Foreign office(g)	128	161	209	(20)%	(39)%
Total transaction deposits	$153,834	$153,053	$118,096	1%	30%
Other time	3,045	3,273	5,081	(7)%	(40)%
Total core deposits	$156,879	$156,326	$123,177	—	27%
Certificates - $100,000 and over	2,009	2,300	3,355	(13)%	(40)%
Other deposits	—	—	257	NM	(100)%
Total average deposits	$158,888	$158,626	$126,789	—	25%

Compared to the prior quarter, average core deposits were flat, as increases in demand and savings deposits were offset by decreases in interest checking, money market, and other time deposits. Average demand deposits represented 37% of total core deposits in the current quarter compared to 36% in the prior quarter. Average commercial transaction deposits decreased 4% primarily reflecting seasonality, and average consumer transaction deposits increased 5% partially impacted by fiscal stimulus.
Compared to the year-ago quarter, average core deposits increased 27%, reflecting double-digit growth in all deposit captions except other time and foreign office deposits. Average commercial transaction deposits increased 42% and average consumer transaction deposits increased 20%.
The period end portfolio loan-to-core deposit ratio was 68% in the current quarter, compared to 69% in the prior quarter and 89% in the year-ago quarter. Excluding the impact of PPP loans, the period end portfolio loan-to-core deposit ratio was 64% in the current quarter, compared to 66% in the prior quarter.

Average Wholesale Funding
($ in millions)	For the Three Months Ended			% Change
	March	December	March
	2021	2020	2020	Seq	Yr/Yr
Average Wholesale Funding
Certificates - $100,000 and over	$2,009	$2,300	$3,355	(13)%	(40)%
Other deposits	—	—	257	NM	(100)%
Federal funds purchased	324	307	654	6%	(50)%
Other short-term borrowings	1,209	1,091	1,750	11%	(31)%
Long-term debt	14,849	15,018	15,816	(1)%	(6)%
Total average wholesale funding	$18,391	$18,716	$21,832	(2)%	(16)%

Compared to the prior quarter, average wholesale funding decreased 2%, driven by lower jumbo CD balances and long-term debt outstanding, partially offset by an increase in other short-term borrowings (reflecting commercial client sweep accounts). Compared to the year-ago quarter, average wholesale funding decreased 16%, reflecting decreases in jumbo CD balances, long-term debt, and other short-term borrowings.

Credit Quality Summary
($ in millions)	As of and For the Three Months Ended
	March	December	September	June	March
	2021	2020	2020	2020	2020

Total nonaccrual portfolio loans and leases (NPLs)	$741	$834	$891	$700	$647
Repossessed property	7	9	7	4	10
OREO	35	21	33	43	52
Total nonperforming portfolio loans and leases and OREO (NPAs)	$783	$864	$931	$747	$709

NPL ratio(h)	0.68%	0.77%	0.80%	0.61%	0.55%
NPA ratio(c)	0.72%	0.79%	0.84%	0.65%	0.60%

Total loans and leases 30-89 days past due (accrual)	$305	$357	$323	$381	$409
Total loans and leases 90 days past due (accrual)	124	163	139	136	151

Allowance for loan and lease losses (ALLL), beginning	$2,453	$2,574	$2,696	$2,348	$1,202
Impact of CECL adoption	—	—	—	—	643
Total net losses charged-off	(71)	(118)	(101)	(130)	(122)
(Benefit from) provision for loan and lease losses	(174)	(3)	(21)	478	625
ALLL, ending	$2,208	$2,453	$2,574	$2,696	$2,348

Reserve for unfunded commitments, beginning	$172	$182	$176	$169	$144
Impact of CECL adoption	—	—	—	—	10
Provision for (benefit from) the reserve for unfunded commitments	1	(10)	6	7	15
Reserve for unfunded commitments, ending	$173	$172	$182	$176	$169

Total allowance for credit losses (ACL)	$2,381	$2,625	$2,756	$2,872	$2,517

ACL ratios:
As a % of portfolio loans and leases	2.19%	2.41%	2.49%	2.50%	2.13%
As a % of nonperforming portfolio loans and leases	321%	315%	309%	410%	389%
As a % of nonperforming portfolio assets	304%	304%	296%	385%	355%

ALLL as a % of portfolio loans and leases	2.03%	2.25%	2.32%	2.34%	1.99%

Total losses charged-off	$(109)	$(154)	$(135)	$(163)	$(159)
Total recoveries of losses previously charged-off	38	36	34	33	37
Total net losses charged-off	$(71)	$(118)	$(101)	$(130)	$(122)

Net charge-off ratio (NCO ratio)(b)	0.27%	0.43%	0.35%	0.44%	0.44%
Commercial NCO ratio	0.17%	0.40%	0.33%	0.40%	0.32%
Consumer NCO ratio	0.43%	0.47%	0.40%	0.52%	0.66%

Nonperforming portfolio loans and leases were $741 million in the current quarter, with the resulting NPL ratio of 0.68%. Compared to the prior quarter, NPLs decreased $93 million with the NPL ratio decreasing 9 bps. Compared to the year-ago quarter, NPLs increased $94 million with the NPL ratio increasing 13 bps.
Nonperforming portfolio assets were $783 million in the current quarter, with the resulting NPA ratio of 0.72%. Compared to the prior quarter, NPAs decreased $81 million with the NPA ratio decreasing 7 bps. Compared to the year-ago quarter, NPAs increased $74 million with the NPA ratio increasing 12 bps.

The benefit from credit losses totaled $173 million in the current quarter. The allowance for credit loss ratio represented 2.19% of total portfolio loans and leases in the current quarter, compared with 2.41% in the prior quarter and 2.13% in the year-ago quarter. In the current quarter, the allowance for credit losses represented 321% of nonperforming portfolio loans and leases and 304% of nonperforming portfolio assets. The allowance for loan and lease losses ratio represented 2.03% of total portfolio loans and leases in the current quarter.
Net charge-offs were $71 million in the current quarter, with the resulting NCO ratio of 0.27%. Compared to the prior quarter, net charge-offs decreased $47 million and the NCO ratio decreased 16 bps. Compared to the year-ago quarter, net charge-offs decreased $51 million and the NCO ratio decreased 17 bps.

Capital Position
	As of and For the Three Months Ended
	March	December	September	June	March
	2021	2020	2020	2020	2020
Capital Position
Average total Bancorp shareholders' equity as a % of average assets	11.26%	11.34%	11.33%	11.30%	12.63%
Tangible equity(a)	8.20%	8.18%	8.09%	7.68%	8.41%
Tangible common equity (excluding AOCI)(a)	7.14%	7.11%	6.99%	6.77%	7.41%
Tangible common equity (including AOCI)(a)	7.95%	8.29%	8.31%	8.13%	8.65%

Regulatory Capital Ratios(e)
CET1 capital(d)	10.46%	10.34%	10.14%	9.72%	9.37%
Tier I risk-based capital(d)	11.94%	11.83%	11.64%	10.96%	10.56%
Total risk-based capital(d)	14.80%	15.08%	14.93%	14.24%	13.59%
Tier I leverage	8.62%	8.49%	8.37%	8.16%	9.37%

Capital ratios remained strong this quarter. The CET1 capital ratio was 10.46%, the tangible common equity to tangible assets ratio was 7.14% excluding AOCI, and 7.95% including AOCI. The Tier I risk-based capital ratio was 11.94%, the Total risk-based capital ratio was 14.80%, and the Tier I leverage ratio was 8.62%. Certain capital ratios, including the Tier I leverage ratio, continued to be impacted by the increase in assets since the onset of the pandemic, predominantly from growth in 0% risk-weighted assets resulting from an increase in interest-bearing cash as well as PPP loans.
On January 26, 2021, Fifth Third initially settled an accelerated share repurchase agreement whereby Fifth Third would purchase $180 million of its outstanding stock. The initial settlement reduced first quarter common shares outstanding by 4.9 million shares. On March 31, 2021, the final settlement occurred in connection with the completion of this agreement, which resulted in an additional 0.4 million shares being repurchased by Fifth Third.
On March 25, 2021, the Federal Reserve announced that the temporary restrictions on capital distributions, which limited common dividends and share repurchases to the average net income over the prior four quarters, will end after June 30, 2021 for banks not participating in the 2021 annual supervisory stress tests, including Fifth Third.

Tax Rate
The effective tax rate was 21.4% compared with 19.1% in the prior quarter and 22.6% in the year-ago quarter. The tax rate in the current quarter reflected a $14 million tax benefit primarily related to share-based compensation. The tax rate in the prior quarter reflected favorable state tax adjustments of $13 million.
Conference Call
Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Us” then “Investor Relations”). Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address, which will be available for 30 days.
Corporate Profile
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of March 31, 2021, the Company had $207 billion in assets and operates 1,098 full-service Banking Centers, and 2,383 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 53,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2021, had $464 billion in assets under care, of which it managed $58 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”
Earnings Release End Notes
(a)Non-GAAP measure; see discussion of non-GAAP reconciliation beginning on page 25.
(b)Net losses charged-off as a percent of average portfolio loans and leases presented on an annualized basis.
(c)Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO.
(d)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(e)Current period regulatory capital ratios are estimated.
(f)First quarter 2021 underlying NIM calculated by reducing average interest-earning assets approximately $30.2 billion resulting from excess cash compared to normalized levels (average other short term investments less a $2.5 billion normalized level) and approximately $5.2 billion from average PPP balances (with a corresponding reduction to net interest income of approximately $53 million), resulting in an underlying NIM of approximately 3.10%; Fourth quarter 2020 underlying NIM calculated by reducing average interest-earning assets approximately $32.5 billion resulting from excess cash compared to normalized levels (average other short term investments less a $2.5 billion normalized level) and approximately $5.1 billion from average PPP balances (with a corresponding reduction to net interest income of approximately $41 million), resulting in an underlying NIM of approximately 3.14%.
(g)Includes commercial customer Eurodollar sweep balances for which the Bank pays rates comparable to other commercial deposit accounts.
(h)Nonperforming portfolio loans and leases as a percent of portfolio loans and leases and OREO.

FORWARD-LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance, capital actions or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our filings with the U.S. Securities and Exchange Commission (“SEC”). When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this document.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) effects of the global COVID-19 pandemic; (2) deteriorating credit quality; (3) loan concentration by location or industry of borrowers or collateral; (4) problems encountered by other financial institutions; (5) inadequate sources of funding or liquidity; (6) unfavorable actions of rating agencies; (7) inability to maintain or grow deposits; (8) limitations on the ability to receive dividends from subsidiaries; (9) cyber-security risks; (10) Fifth Third’s ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (11) failures by third-party service providers; (12) inability to manage strategic initiatives and/or organizational changes; (13) inability to implement technology system enhancements; (14) failure of internal controls and other risk management systems; (15) losses related to fraud, theft, misappropriation or violence; (16) inability to attract and retain skilled personnel; (17) adverse impacts of government regulation; (18) governmental or regulatory changes or other actions; (19) failures to meet applicable capital requirements; (20) regulatory objections to Fifth Third’s capital plan; (21) regulation of Fifth Third’s derivatives activities; (22) deposit insurance premiums; (23) assessments for the orderly liquidation fund; (24) replacement of LIBOR; (25) weakness in the national or local economies; (26) global political and economic uncertainty or negative actions; (27) changes in interest rates; (28) changes and trends in capital markets; (29) fluctuation of Fifth Third’s stock price; (30) volatility in mortgage banking revenue; (31) litigation, investigations, and enforcement proceedings by governmental authorities; (32) breaches of contractual covenants, representations and warranties; (33) competition and changes in the financial services industry; (34) changing retail distribution strategies, customer preferences and behavior; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of Fifth Third’s goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events, other natural disasters, or health emergencies (including pandemics); (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity; and (44) changes in law or requirements imposed by Fifth Third’s regulators impacting our capital actions, including dividend payments and stock repurchases.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.
# # #

Quarterly Financial Review for March 31, 2021

Table of Contents

Financial Highlights	13-14
Consolidated Statements of Income	15-16
Consolidated Balance Sheets	17-18
Consolidated Statements of Changes in Equity	19
Average Balance Sheet and Yield Analysis	20
Summary of Loans and Leases	21
Regulatory Capital	22
Summary of Credit Loss Experience	23
Asset Quality	24
Non-GAAP Reconciliation	25-27
Segment Presentation	28

Fifth Third Bancorp and Subsidiaries
Financial Highlights				% / bps
$ in millions, except per share data	For the Three Months Ended			Change
(unaudited)	March	December	March
	2021	2020	2020	Seq	Yr/Yr
Income Statement Data
Net interest income	$1,176	$1,182	$1,229	(1%)	(4%)
Net interest income (FTE)(a)	1,179	1,185	1,233	(1%)	(4%)
Noninterest income	749	787	671	(5%)	12%
Total revenue (FTE)(a)	1,928	1,972	1,904	(2%)	1%
(Benefit from) provision for credit losses	(173)	(13)	640	NM	NM
Noninterest expense	1,215	1,236	1,200	(2%)	1%
Net income	694	604	46	15%	NM
Net income available to common shareholders	674	569	29	18%	NM

Earnings Per Share Data
Net income allocated to common shareholders	$672	$567	$28	19%	NM
Average common shares outstanding (in thousands):
Basic	714,433	715,482	713,556	—	—
Diluted	723,425	722,096	720,363	—	—
Earnings per share, basic	$0.94	$0.79	$0.04	19%	NM
Earnings per share, diluted	0.93	0.78	0.04	19%	NM

Common Share Data
Cash dividends per common share	$0.27	$0.27	$0.27	—	—
Book value per share	28.78	29.46	28.26	(2%)	2%
Market value per share	37.45	27.57	14.85	36%	152%
Common shares outstanding (in thousands)	711,596	712,760	711,306	—	—
Market capitalization	$26,649	$19,651	$10,563	36%	152%

Financial Ratios
Return on average assets	1.38%	1.18%	0.11%	20	127
Return on average common equity	13.1%	10.8%	0.6%	230	1,250
Return on average tangible common equity(a)	16.8%	13.9%	1.0%	290	1,580
Noninterest income as a percent of total revenue(a)	39%	40%	35%	(100)	400
Dividend payout	28.7%	34.2%	675.0%	(550)	NM
Average total Bancorp shareholders' equity as a percent of average assets	11.26%	11.34%	12.63%	(8)	(137)
Tangible common equity(a)	7.14%	7.11%	7.41%	3	(27)
Net interest margin (FTE)(a)	2.62%	2.58%	3.28%	4	(66)
Efficiency (FTE)(a)	63.0%	62.7%	63.0%	30	—
Effective tax rate	21.4%	19.1%	22.6%	230	(120)

Credit Quality
Net losses charged-off	$71	$118	$122	(40%)	(42%)
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.27%	0.43%	0.44%	(16)	(17)
ALLL as a percent of portfolio loans and leases	2.03%	2.25%	1.99%	(22)	4
ACL as a percent of portfolio loans and leases(g)	2.19%	2.41%	2.13%	(22)	6
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.72%	0.79%	0.60%	(7)	12

Average Balances
Loans and leases, including held for sale	$113,701	$111,464	$112,180	2%	1%
Securities and other short-term investments	69,014	70,954	39,033	(3%)	77%
Assets	203,836	203,930	171,871	—	19%
Transaction deposits(b)	153,834	153,053	118,096	1%	30%
Core deposits(c)	156,879	156,326	123,177	—	27%
Wholesale funding(d)	18,391	18,716	21,832	(2%)	(16%)
Bancorp shareholders' equity	22,952	23,126	21,713	(1%)	6%

Regulatory Capital Ratios(e)
CET1 capital(f)	10.46%	10.34%	9.37%	12	109
Tier I risk-based capital(f)	11.94%	11.83%	10.56%	11	138
Total risk-based capital(f)	14.80%	15.08%	13.59%	(28)	121
Tier I leverage	8.62%	8.49%	9.37%	13	(75)

Operations
Banking centers	1,098	1,134	1,123	(3%)	(2%)
ATMs	2,383	2,397	2,464	(1%)	(3%)
Full-time equivalent employees	19,819	19,872	20,182	—	(2%)
(a)Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 25.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus other time deposits.
(d)Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.

Fifth Third Bancorp and Subsidiaries
Financial Highlights
$ in millions, except per share data	For the Three Months Ended
(unaudited)	March	December	September	June	March
	2021	2020	2020	2020	2020
Income Statement Data
Net interest income	$1,176	$1,182	$1,170	$1,200	$1,229
Net interest income (FTE)(a)	1,179	1,185	1,173	1,203	1,233
Noninterest income	749	787	722	650	671
Total revenue (FTE)(a)	1,928	1,972	1,895	1,853	1,904
(Benefit from) provision for credit losses	(173)	(13)	(15)	485	640
Noninterest expense	1,215	1,236	1,161	1,121	1,200
Net income	694	604	581	195	46
Net income available to common shareholders	674	569	562	163	29

Earnings Per Share Data
Net income allocated to common shareholders	$672	$567	$560	$162	$28
Average common shares outstanding (in thousands):
Basic	714,433	715,482	715,102	714,767	713,556
Diluted	723,425	722,096	718,894	717,572	720,363
Earnings per share, basic	$0.94	$0.79	$0.78	$0.23	$0.04
Earnings per share, diluted	0.93	0.78	0.78	0.23	0.04

Common Share Data
Cash dividends per common share	$0.27	$0.27	$0.27	$0.27	$0.27
Book value per share	28.78	29.46	29.25	28.88	28.26
Market value per share	37.45	27.57	21.32	19.28	14.85
Common shares outstanding (in thousands)	711,596	712,760	712,328	712,202	711,306
Market capitalization	$26,649	$19,651	$15,187	$13,731	$10,563

Financial Ratios
Return on average assets	1.38%	1.18%	1.14%	0.40%	0.11%
Return on average common equity	13.1%	10.8%	10.7%	3.2%	0.6%
Return on average tangible common equity(a)	16.8%	13.9%	13.8%	4.3%	1.0%
Noninterest income as a percent of total revenue(a)	39%	40%	38%	35%	35%
Dividend payout	28.7%	34.2%	34.6%	117.4%	675.0%
Average total Bancorp shareholders' equity as a percent of average assets	11.26%	11.34%	11.33%	11.30%	12.63%
Tangible common equity(a)	7.14%	7.11%	6.99%	6.77%	7.41%
Net interest margin (FTE)(a)	2.62%	2.58%	2.58%	2.75%	3.28%
Efficiency (FTE)(a)	63.0%	62.7%	61.3%	60.5%	63.0%
Effective tax rate	21.4%	19.1%	22.1%	19.9%	22.6%

Credit Quality
Net losses charged-off	$71	$118	$101	$130	$122
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.27%	0.43%	0.35%	0.44%	0.44%
ALLL as a percent of portfolio loans and leases	2.03%	2.25%	2.32%	2.34%	1.99%
ACL as a percent of portfolio loans and leases(g)	2.19%	2.41%	2.49%	2.50%	2.13%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.72%	0.79%	0.84%	0.65%	0.60%

Average Balances
Loans and leases, including held for sale	$113,701	$111,464	$114,613	$119,418	$112,180
Securities and other short-term investments	69,014	70,954	66,091	56,806	39,033
Assets	203,836	203,930	202,533	198,387	171,871
Transaction deposits(b)	153,834	153,053	148,567	142,079	118,096
Core deposits(c)	156,879	156,326	152,278	146,500	123,177
Wholesale funding(d)	18,391	18,716	21,762	23,739	21,832
Bancorp shareholders' equity	22,952	23,126	22,952	22,421	21,713

Regulatory Capital Ratios(e)
CET1 capital(f)	10.46%	10.34%	10.14%	9.72%	9.37%
Tier I risk-based capital(f)	11.94%	11.83%	11.64%	10.96%	10.56%
Total risk-based capital(f)	14.80%	15.08%	14.93%	14.24%	13.59%
Tier I leverage	8.62%	8.49%	8.37%	8.16%	9.37%

Operations
Banking centers	1,098	1,134	1,122	1,122	1,123
ATMs	2,383	2,397	2,414	2,456	2,464
Full-time equivalent employees	19,819	19,872	20,283	20,340	20,182
(a)Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 25.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus other time deposits.
(d)Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended			% Change
(unaudited)	March	December	March
	2021	2020	2020	Seq	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,030	$1,028	$1,235	—	(17%)
Interest on securities	264	278	283	(5%)	(7%)
Interest on other short-term investments	8	9	7	(11%)	14%
Total interest income	1,302	1,315	1,525	(1%)	(15%)

Interest Expense
Interest on deposits	21	27	166	(22%)	(87%)
Interest on federal funds purchased	—	—	2	NM	(100%)
Interest on other short-term borrowings	1	1	6	—	(83%)
Interest on long-term debt	104	105	122	(1%)	(15%)
Total interest expense	126	133	296	(5%)	(57%)

Net Interest Income	1,176	1,182	1,229	(1%)	(4%)

(Benefit from) provision for credit losses	(173)	(13)	640	NM	NM
Net Interest Income After Provision for Credit Losses	1,349	1,195	589	13%	129%

Noninterest Income
Service charges on deposits	144	146	148	(1%)	(3%)
Commercial banking revenue	153	141	124	9%	23%
Mortgage banking net revenue	85	25	120	240%	(29%)
Wealth and asset management revenue	143	133	134	8%	7%
Card and processing revenue	94	92	86	2%	9%
Leasing business revenue	87	69	73	26%	19%
Other noninterest income	42	168	7	(75%)	500%
Securities gains (losses), net	3	14	(24)	(79%)	NM
Securities (losses) gains, net - non-qualifying hedges on mortgage servicing rights	(2)	(1)	3	100%	NM
Total noninterest income	749	787	671	(5%)	12%

Noninterest Expense
Compensation and benefits	706	679	647	4%	9%
Net occupancy expense	79	98	82	(19%)	(4%)
Technology and communications	93	90	93	3%	—
Equipment expense	34	34	32	—	6%
Card and processing expense	30	31	31	(3%)	(3%)
Leasing business expense	35	37	35	(5%)	—
Marketing expense	23	30	31	(23%)	(26%)
Other noninterest expense	215	237	249	(9%)	(14%)
Total noninterest expense	1,215	1,236	1,200	(2%)	1%
Income Before Income Taxes	883	746	60	18%	NM
Applicable income tax expense	189	142	14	33%	NM
Net Income	694	604	46	15%	NM
Dividends on preferred stock	20	35	17	(43%)	18%
Net Income Available to Common Shareholders	$674	$569	$29	18%	NM

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended
(unaudited)	March	December	September	June	March
	2021	2020	2020	2020	2020
Interest Income
Interest and fees on loans and leases	$1,030	$1,028	$1,047	$1,115	$1,235
Interest on securities	264	278	274	283	283
Interest on other short-term investments	8	9	8	5	7
Total interest income	1,302	1,315	1,329	1,403	1,525

Interest Expense
Interest on deposits	21	27	46	83	166
Interest on federal funds purchased	—	—	—	—	2
Interest on other short-term borrowings	1	1	5	2	6
Interest on long-term debt	104	105	108	118	122
Total interest expense	126	133	159	203	296

Net Interest Income	1,176	1,182	1,170	1,200	1,229

(Benefit from) provision for credit losses	(173)	(13)	(15)	485	640
Net Interest Income After Provision for Credit Losses	1,349	1,195	1,185	715	589

Noninterest Income
Service charges on deposits	144	146	144	122	148
Commercial banking revenue	153	141	125	137	124
Mortgage banking net revenue	85	25	76	99	120
Wealth and asset management revenue	143	133	132	120	134
Card and processing revenue	94	92	92	82	86
Leasing business revenue	87	69	77	57	73
Other noninterest income	42	168	26	12	7
Securities gains (losses), net	3	14	51	21	(24)
Securities (losses) gains, net - non-qualifying hedges on mortgage servicing rights	(2)	(1)	(1)	—	3
Total noninterest income	749	787	722	650	671

Noninterest Expense
Compensation and benefits	706	679	637	627	647
Net occupancy expense	79	98	90	82	82
Technology and communications	93	90	89	90	93
Equipment expense	34	34	33	32	32
Card and processing expense	30	31	29	29	31
Leasing business expense	35	37	35	33	35
Marketing expense	23	30	23	20	31
Other noninterest expense	215	237	225	208	249
Total noninterest expense	1,215	1,236	1,161	1,121	1,200
Income Before Income Taxes	883	746	746	244	60
Applicable income tax expense	189	142	165	49	14
Net Income	694	604	581	195	46
Dividends on preferred stock	20	35	19	32	17
Net Income Available to Common Shareholders	$674	$569	$562	$163	$29

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of			% Change
(unaudited)	March	December	March
	2021	2020	2020	Seq	Yr/Yr
Assets
Cash and due from banks	$3,122	$3,147	$3,282	(1%)	(5%)
Other short-term investments	34,187	33,399	6,319	2%	441%
Available-for-sale debt and other securities(a)	37,595	37,513	38,645	—	(3%)
Held-to-maturity securities(b)	10	11	17	(9%)	(41%)
Trading debt securities	728	560	433	30%	68%
Equity securities	315	313	459	1%	(31%)
Loans and leases held for sale	5,477	4,741	1,630	16%	236%
Portfolio loans and leases:
Commercial and industrial loans	49,094	49,665	58,250	(1%)	(16%)
Commercial mortgage loans	10,481	10,602	11,160	(1%)	(6%)
Commercial construction loans	6,198	5,815	5,462	7%	13%
Commercial leases	3,255	2,915	3,123	12%	4%
Total commercial loans and leases	69,028	68,997	77,995	—	(11%)
Residential mortgage loans	15,776	15,928	16,701	(1%)	(6%)
Home equity	4,815	5,183	5,963	(7%)	(19%)
Indirect secured consumer loans	14,336	13,653	12,050	5%	19%
Credit card	1,810	2,007	2,417	(10%)	(25%)
Other consumer loans	3,090	3,014	2,911	3%	6%
Total consumer loans	39,827	39,785	40,042	—	(1%)
Portfolio loans and leases	108,855	108,782	118,037	—	(8%)
Allowance for loan and lease losses	(2,208)	(2,453)	(2,348)	(10%)	(6%)
Portfolio loans and leases, net	106,647	106,329	115,689	—	(8%)
Bank premises and equipment	2,072	2,088	2,009	(1%)	3%
Operating lease equipment	718	777	819	(8%)	(12%)
Goodwill	4,259	4,258	4,261	—	—
Intangible assets	127	139	184	(9%)	(31%)
Servicing rights	784	656	685	20%	14%
Other assets	10,858	10,749	10,959	1%	(1%)
Total Assets	$206,899	$204,680	$185,391	1%	12%

Liabilities
Deposits:
Demand	$61,363	$57,711	$39,533	6%	55%
Interest checking	45,582	47,270	44,520	(4%)	2%
Savings	20,162	18,258	15,557	10%	30%
Money market	30,630	30,650	27,775	—	10%
Foreign office	113	143	177	(21%)	(36%)
Other time	2,759	3,023	4,683	(9%)	(41%)
Certificates $100,000 and over	1,784	2,026	2,816	(12%)	(37%)
Total deposits	162,393	159,081	135,061	2%	20%
Federal funds purchased	302	300	1,625	1%	(81%)
Other short-term borrowings	1,106	1,192	4,542	(7%)	(76%)
Accrued taxes, interest and expenses	1,879	2,614	2,432	(28%)	(23%)
Other liabilities	3,881	3,409	3,576	14%	9%
Long-term debt	14,743	14,973	16,282	(2%)	(9%)
Total Liabilities	184,304	181,569	163,518	2%	13%
Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	2,116	2,116	1,770	—	20%
Capital surplus	3,592	3,635	3,597	(1%)	—
Retained earnings	18,863	18,384	17,677	3%	7%
Accumulated other comprehensive income	1,792	2,601	2,477	(31%)	(28%)
Treasury stock	(5,819)	(5,676)	(5,699)	3%	2%
Total Equity	22,595	23,111	21,873	(2%)	3%
Total Liabilities and Equity	$206,899	$204,680	$185,391	1%	12%
(a) Amortized cost	$35,963	$34,982	$36,428	3%	(1%)
(b) Market values	10	11	17	(9%)	(41%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	711,596	712,760	711,306	—	—
Treasury	212,297	211,132	212,586	1%	—

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of
(unaudited)	March	December	September	June	March
	2021	2020	2020	2020	2020
Assets
Cash and due from banks	$3,122	$3,147	$2,996	$3,221	$3,282
Other short-term investments	34,187	33,399	31,285	28,243	6,319
Available-for-sale debt and other securities(a)	37,595	37,513	37,425	38,599	38,645
Held-to-maturity securities(b)	10	11	15	16	17
Trading debt securities	728	560	704	526	433
Equity securities	315	313	277	273	459
Loans and leases held for sale	5,477	4,741	2,323	912	1,630
Portfolio loans and leases:
Commercial and industrial loans	49,094	49,665	51,695	55,661	58,250
Commercial mortgage loans	10,481	10,602	10,878	11,233	11,160
Commercial construction loans	6,198	5,815	5,656	5,479	5,462
Commercial leases	3,255	2,915	3,021	3,061	3,123
Total commercial loans and leases	69,028	68,997	71,250	75,434	77,995
Residential mortgage loans	15,776	15,928	16,158	16,457	16,701
Home equity	4,815	5,183	5,455	5,681	5,963
Indirect secured consumer loans	14,336	13,653	12,925	12,395	12,050
Credit card	1,810	2,007	2,087	2,211	2,417
Other consumer loans	3,090	3,014	2,856	2,875	2,911
Total consumer loans	39,827	39,785	39,481	39,619	40,042
Portfolio loans and leases	108,855	108,782	110,731	115,053	118,037
Allowance for loan and lease losses	(2,208)	(2,453)	(2,574)	(2,696)	(2,348)
Portfolio loans and leases, net	106,647	106,329	108,157	112,357	115,689
Bank premises and equipment	2,072	2,088	2,090	2,053	2,009
Operating lease equipment	718	777	818	809	819
Goodwill	4,259	4,258	4,261	4,261	4,261
Intangible assets	127	139	157	171	184
Servicing rights	784	656	660	676	685
Other assets	10,858	10,749	10,828	10,789	10,959
Total Assets	$206,899	$204,680	$201,996	$202,906	$185,391

Liabilities
Deposits:
Demand	$61,363	$57,711	$51,896	$49,359	$39,533
Interest checking	45,582	47,270	49,566	51,586	44,520
Savings	20,162	18,258	17,221	16,896	15,557
Money market	30,630	30,650	31,192	30,881	27,775
Foreign office	113	143	160	191	177
Other time	2,759	3,023	3,337	3,913	4,683
Certificates $100,000 and over	1,784	2,026	3,311	4,120	2,816
Total deposits	162,393	159,081	156,683	156,946	135,061
Federal funds purchased	302	300	251	262	1,625
Other short-term borrowings	1,106	1,192	1,196	1,285	4,542
Accrued taxes, interest and expenses	1,879	2,614	2,500	2,582	2,432
Other liabilities	3,881	3,409	3,292	3,169	3,576
Long-term debt	14,743	14,973	15,123	16,327	16,282
Total Liabilities	184,304	181,569	179,045	180,571	163,518
Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	2,116	2,116	2,116	1,770	1,770
Capital surplus	3,592	3,635	3,624	3,603	3,597
Retained earnings	18,863	18,384	18,010	17,643	17,677
Accumulated other comprehensive income	1,792	2,601	2,831	2,951	2,477
Treasury stock	(5,819)	(5,676)	(5,681)	(5,683)	(5,699)
Total Equity	22,595	23,111	22,951	22,335	21,873
Total Liabilities and Equity	$206,899	$204,680	$201,996	$202,906	$185,391
(a) Amortized cost	$35,963	$34,982	$34,693	$35,780	$36,428
(b) Market values	10	11	15	16	17
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	711,596	712,760	712,328	712,202	711,306
Treasury	212,297	211,132	211,565	211,690	212,586

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Changes in Equity
$ in millions
(unaudited)
	For the Three Months Ended
	March	March
	2021	2020
Total Equity, Beginning	$23,111	$21,203
Net income	694	46
Other comprehensive (loss) income, net of tax:
Change in unrealized (losses) gains:
Available-for-sale debt securities	(689)	882
Qualifying cash flow hedges	(121)	402
Change in accumulated other comprehensive income related to employee benefit plans	1	1
Comprehensive (loss) income	(115)	1,331
Cash dividends declared:
Common stock	(195)	(195)
Preferred stock	(20)	(17)
Impact of stock transactions under stock compensation plans, net	(6)	23
Shares acquired for treasury	(180)	—
Impact of cumulative effect of change in accounting principles	—	(472)
Total Equity, Ending	$22,595	$21,873

Fifth Third Bancorp and Subsidiaries
Average Balance Sheet and Yield/Rate Analysis	For the Three Months Ended
$ in millions	March		December		March
(unaudited)	2021		2020		2020
	Average	Average	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest-earning assets:
Loans and leases:
Commercial and industrial loans(a)	$49,715	3.60%	$50,437	3.50%	$51,693	4.25%
Commercial mortgage loans(a)	10,534	3.06%	10,731	3.17%	11,020	4.44%
Commercial construction loans(a)	6,039	3.20%	5,820	3.19%	5,132	4.82%
Commercial leases(a)	3,130	3.17%	2,932	3.33%	3,201	3.46%
Total commercial loans and leases	69,418	3.46%	69,920	3.42%	71,046	4.28%
Residential mortgage loans	20,444	3.36%	18,065	3.33%	18,024	3.63%
Home equity	5,009	3.58%	5,315	3.64%	6,006	4.71%
Indirect secured consumer loans	13,955	3.58%	13,272	3.70%	11,809	4.09%
Credit card	1,879	12.36%	2,042	11.75%	2,498	12.13%
Other consumer loans	2,996	6.12%	2,850	6.38%	2,797	7.71%
Total consumer loans	44,283	4.02%	41,544	4.11%	41,134	4.71%
Total loans and leases	113,701	3.68%	111,464	3.68%	112,180	4.44%
Securities:
Taxable securities	35,764	2.97%	35,506	3.10%	35,973	3.15%
Tax exempt securities(a)	533	2.26%	459	2.21%	162	3.04%
Other short-term investments	32,717	0.10%	34,989	0.10%	2,898	0.97%
Total interest-earning assets	182,715	2.90%	182,418	2.87%	151,213	4.07%
Cash and due from banks	2,991		2,969		2,880
Other assets	20,580		21,116		19,623
Allowance for loan and lease losses	(2,450)		(2,573)		(1,845)
Total Assets	$203,836		$203,930		$171,871

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$45,568	0.07%	$47,664	0.08%	$40,298	0.75%
Savings deposits	18,951	0.03%	17,658	0.03%	14,715	0.13%
Money market deposits	30,601	0.05%	31,205	0.06%	27,109	0.72%
Foreign office deposits	128	0.05%	161	0.07%	209	0.57%
Other time deposits	3,045	0.44%	3,273	0.58%	5,081	1.56%
Total interest-bearing core deposits	98,293	0.06%	99,961	0.08%	87,412	0.68%
Certificates $100,000 and over	2,009	1.08%	2,300	1.17%	3,355	2.09%
Other deposits	—	—	—	—	257	0.85%
Federal funds purchased	324	0.13%	307	0.18%	654	1.13%
Other short-term borrowings	1,209	0.24%	1,091	0.35%	1,750	1.32%
Long-term debt	14,849	2.83%	15,018	2.76%	15,816	3.12%
Total interest-bearing liabilities	116,684	0.44%	118,677	0.45%	109,244	1.09%
Demand deposits	58,586		56,365		35,765
Other liabilities	5,614		5,762		5,149
Total Liabilities	180,884		180,804		150,158
Total Equity	22,952		23,126		21,713
Total Liabilities and Equity	$203,836		$203,930		$171,871
Ratios:
Net interest margin (FTE)(b)		2.62%		2.58%		3.28%
Net interest rate spread (FTE)(b)		2.46%		2.42%		2.98%
Interest-bearing liabilities to interest-earning assets		63.86%		65.06%		72.24%
(a) Average Yield/Rate of these assets are presented on an FTE basis.
(b) Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 25.

Fifth Third Bancorp and Subsidiaries
Summary of Loans and Leases
$ in millions	For the Three Months Ended
(unaudited)	March	December	September	June	March
	2021	2020	2020	2020	2020
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$49,629	$50,385	$54,004	$59,040	$51,586
Commercial mortgage loans	10,532	10,727	11,069	11,222	11,019
Commercial construction loans	6,039	5,820	5,534	5,548	5,132
Commercial leases	3,114	2,932	2,966	3,056	3,201
Total commercial loans and leases	69,314	69,864	73,573	78,866	70,938
Consumer loans:
Residential mortgage loans	15,803	16,016	16,618	16,561	16,732
Home equity	5,009	5,315	5,581	5,820	6,006
Indirect secured consumer loans	13,955	13,272	12,599	12,124	11,809
Credit card	1,879	2,042	2,134	2,248	2,498
Other consumer loans	2,996	2,851	2,857	2,887	2,796
Total consumer loans	39,642	39,496	39,789	39,640	39,841
Total average portfolio loans and leases	$108,956	$109,360	$113,362	$118,506	$110,779

Average Loans and Leases Held for Sale
Average commercial loans and leases held for sale	$104	$56	$55	$68	$108
Average consumer loans held for sale	4,641	2,048	1,196	844	1,293
Average loans and leases held for sale	$4,745	$2,104	$1,251	$912	$1,401

End of Period Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$49,094	$49,665	$51,695	$55,661	$58,250
Commercial mortgage loans	10,481	10,602	10,878	11,233	11,160
Commercial construction loans	6,198	5,815	5,656	5,479	5,462
Commercial leases	3,255	2,915	3,021	3,061	3,123
Total commercial loans and leases	69,028	68,997	71,250	75,434	77,995
Consumer loans:
Residential mortgage loans	15,776	15,928	16,158	16,457	16,701
Home equity	4,815	5,183	5,455	5,681	5,963
Indirect secured consumer loans	14,336	13,653	12,925	12,395	12,050
Credit card	1,810	2,007	2,087	2,211	2,417
Other consumer loans	3,090	3,014	2,856	2,875	2,911
Total consumer loans	39,827	39,785	39,481	39,619	40,042
Total portfolio loans and leases	$108,855	$108,782	$110,731	$115,053	$118,037

End of Period Loans and Leases Held for Sale
Commercial loans and leases held for sale	$80	$276	$59	$72	$65
Consumer loans held for sale	5,397	4,465	2,264	840	1,565
Loans and leases held for sale	$5,477	$4,741	$2,323	$912	$1,630

Operating lease equipment	$718	$777	$818	$809	$819

Loans and Leases Serviced for Others(a)
Commercial and industrial loans	$1,011	$979	$903	$967	$947
Commercial mortgage loans	639	653	585	592	545
Commercial construction loans	592	601	623	536	462
Commercial leases	547	569	584	582	302
Residential mortgage loans	65,922	68,800	73,521	78,804	81,901
Other consumer loans	50	50	50	50	50
Total loans and leases serviced for others	68,761	71,652	76,266	81,531	84,207
Total loans and leases serviced	$183,811	$185,952	$190,138	$198,305	$204,693
(a) Fifth Third sells certain loans and leases and obtains servicing responsibilities.

Fifth Third Bancorp and Subsidiaries
Regulatory Capital
$ in millions	As of
(unaudited)	March	December	September	June	March
	2021(a)	2020	2020	2020	2020
Regulatory Capital
CET1 capital	$14,930	$14,682	$14,307	$13,935	$13,840
Additional tier I capital	2,116	2,115	2,115	1,769	1,769
Tier I capital	17,046	16,797	16,422	15,704	15,609
Tier II capital	4,077	4,615	4,645	4,703	4,472
Total regulatory capital	$21,123	$21,412	$21,067	$20,407	$20,081
Risk-weighted assets(b)	$142,758	$141,974	$141,083	$143,322	$147,756

Ratios
Average total Bancorp shareholders' equity as a percent of average assets	11.26%	11.34%	11.33%	11.30%	12.63%

Regulatory Capital Ratios
Fifth Third Bancorp
CET1 capital(b)	10.46%	10.34%	10.14%	9.72%	9.37%
Tier I risk-based capital(b)	11.94%	11.83%	11.64%	10.96%	10.56%
Total risk-based capital(b)	14.80%	15.08%	14.93%	14.24%	13.59%
Tier I leverage	8.62%	8.49%	8.37%	8.16%	9.37%

Fifth Third Bank
Tier I risk-based capital(b)	12.70%	12.28%	12.25%	11.76%	11.36%
Total risk-based capital(b)	14.41%	14.17%	14.14%	13.65%	13.17%
Tier I leverage	9.19%	8.85%	8.85%	8.80%	10.16%
(a)Current period regulatory capital data and ratios are estimated.
(b)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.

Fifth Third Bancorp and Subsidiaries
Summary of Credit Loss Experience
$ in millions	For the Three Months Ended
(unaudited)	March	December	September	June	March
	2021	2020	2020	2020	2020
Average portfolio loans and leases:
Commercial and industrial loans	$49,629	$50,385	$54,004	$59,040	$51,586
Commercial mortgage loans	10,532	10,727	11,069	11,222	11,019
Commercial construction loans	6,039	5,820	5,534	5,548	5,132
Commercial leases	3,114	2,932	2,966	3,056	3,201
Total commercial loans and leases	69,314	69,864	73,573	78,866	70,938
Residential mortgage loans	15,803	16,016	16,618	16,561	16,732
Home equity	5,009	5,315	5,581	5,820	6,006
Indirect secured consumer loans	13,955	13,272	12,599	12,124	11,809
Credit card	1,879	2,042	2,134	2,248	2,498
Other consumer loans	2,996	2,851	2,857	2,887	2,796
Total consumer loans	39,642	39,496	39,789	39,640	39,841
Total average portfolio loans and leases	$108,956	$109,360	$113,362	$118,506	$110,779

Losses charged-off:
Commercial and industrial loans	($32)	($44)	($45)	($68)	($54)
Commercial mortgage loans	(3)	(31)	(11)	(2)	(2)
Commercial leases	—	—	(10)	(11)	(5)
Total commercial loans and leases	(35)	(75)	(66)	(81)	(61)
Residential mortgage loans	(1)	(4)	(1)	(2)	(2)
Home equity	(3)	(3)	(4)	(3)	(5)
Indirect secured consumer loans	(18)	(19)	(11)	(15)	(21)
Credit card	(31)	(31)	(34)	(40)	(42)
Other consumer loans	(21)	(22)	(19)	(22)	(28)
Total consumer loans	(74)	(79)	(69)	(82)	(98)
Total losses charged-off	($109)	($154)	($135)	($163)	($159)

Recoveries of losses previously charged-off:
Commercial and industrial loans	$5	$3	$3	$3	$4
Commercial mortgage loans	1	1	—	—	—
Commercial leases	1	1	2	—	—
Total commercial loans and leases	7	5	5	3	4
Residential mortgage loans	1	2	2	1	1
Home equity	3	3	3	2	2
Indirect secured consumer loans	9	10	8	8	9
Credit card	6	6	5	6	6
Other consumer loans	12	10	11	13	15
Total consumer loans	31	31	29	30	33
Total recoveries of losses previously charged-off	$38	$36	$34	$33	$37

Net losses charged-off:
Commercial and industrial loans	($27)	($41)	($42)	($65)	($50)
Commercial mortgage loans	(2)	(30)	(11)	(2)	(2)
Commercial leases	1	1	(8)	(11)	(5)
Total commercial loans and leases	(28)	(70)	(61)	(78)	(57)
Residential mortgage loans	—	(2)	1	(1)	(1)
Home equity	—	—	(1)	(1)	(3)
Indirect secured consumer loans	(9)	(9)	(3)	(7)	(12)
Credit card	(25)	(25)	(29)	(34)	(36)
Other consumer loans	(9)	(12)	(8)	(9)	(13)
Total consumer loans	(43)	(48)	(40)	(52)	(65)
Total net losses charged-off	($71)	($118)	($101)	($130)	($122)

Net losses charged-off as a percent of average portfolio loans and leases (annualized):
Commercial and industrial loans	0.22%	0.33%	0.31%	0.45%	0.39%
Commercial mortgage loans	0.09%	1.13%	0.39%	0.07%	0.06%
Commercial leases	(0.09%)	(0.15%)	1.09%	1.47%	0.60%
Total commercial loans and leases	0.17%	0.40%	0.33%	0.40%	0.32%
Residential mortgage loans	(0.01%)	0.04%	(0.02%)	0.02%	0.02%
Home equity	0.01%	—	0.07%	0.07%	0.17%
Indirect secured consumer loans	0.25%	0.28%	0.11%	0.24%	0.43%
Credit card	5.50%	4.95%	5.44%	6.17%	5.87%
Other consumer loans	1.17%	1.50%	1.05%	1.17%	1.87%
Total consumer loans	0.43%	0.47%	0.40%	0.52%	0.66%
Total net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.27%	0.43%	0.35%	0.44%	0.44%

Fifth Third Bancorp and Subsidiaries
Asset Quality
$ in millions	For the Three Months Ended
(unaudited)	March	December	September	June	March
	2021	2020	2020	2020	2020
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,453	$2,574	$2,696	$2,348	$1,202
Impact of CECL adoption	—	—	—	—	643
Total net losses charged-off	(71)	(118)	(101)	(130)	(122)
(Benefit from) provision for loan and lease losses	(174)	(3)	(21)	478	625
Allowance for loan and lease losses, ending	$2,208	$2,453	$2,574	$2,696	$2,348

Reserve for unfunded commitments, beginning	$172	$182	$176	$169	$144
Impact of CECL adoption	—	—	—	—	10
Provision for (benefit from) the reserve for unfunded commitments	1	(10)	6	7	15
Reserve for unfunded commitments, ending	$173	$172	$182	$176	$169

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,208	$2,453	$2,574	$2,696	$2,348
Reserve for unfunded commitments	173	172	182	176	169
Total allowance for credit losses	$2,381	$2,625	$2,756	$2,872	$2,517

	As of
	March	December	September	June	March
	2021	2020	2020	2020	2020
Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$197	$230	$266	$94	$100
Commercial mortgage loans	50	82	99	89	83
Commercial construction loans	1	—	—	—	1
Commercial leases	6	7	16	22	18
Residential mortgage loans	22	25	30	14	12
Home equity	55	52	50	52	54
Indirect secured consumer loans	6	9	8	5	1
Other consumer loans	2	2	3	2	2
Total nonaccrual portfolio loans and leases (excludes restructured loans)	339	407	472	278	271
Nonaccrual restructured portfolio commercial loans and leases	255	319	307	282	243
Nonaccrual restructured portfolio consumer loans and leases(c)	147	108	112	140	133
Total nonaccrual portfolio loans and leases	741	834	891	700	647
Repossessed property	7	9	7	4	10
OREO	35	21	33	43	52
Total nonperforming portfolio loans and leases and OREO	783	864	931	747	709
Nonaccrual loans held for sale	2	5	10	1	—
Nonaccrual restructured loans held for sale	20	1	1	1	1
Total nonperforming assets	$805	$870	$942	$749	$710

Restructured portfolio consumer loans and leases (accrual)	$768	$796	$818	$963	$976
Restructured portfolio commercial loans and leases (accrual)	$81	$92	$123	$119	$63

Loans and leases 90 days past due (accrual):
Commercial and industrial loans	$8	$39	$4	$10	$13
Commercial mortgage loans	7	8	26	23	20
Commercial construction loans	1	—	—	—	—
Commercial leases	—	1	2	—	10
Total commercial loans and leases	16	48	32	33	43
Residential mortgage loans(c)	73	70	67	54	54
Home equity	1	2	2	—	—
Indirect secured consumer loans	8	10	10	12	11
Credit card	25	31	27	36	42
Other consumer loans	1	2	1	1	1
Total consumer loans	108	115	107	103	108
Total loans and leases 90 days past due (accrual)(b)	$124	$163	$139	$136	$151
Ratios
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.27%	0.43%	0.35%	0.44%	0.44%
Allowance for credit losses:
As a percent of portfolio loans and leases	2.19%	2.41%	2.49%	2.50%	2.13%
As a percent of nonperforming portfolio loans and leases(a)	321%	315%	309%	410%	389%
As a percent of nonperforming portfolio assets(a)	304%	304%	296%	385%	355%
Nonperforming portfolio loans and leases as a percent of portfolio loans and leases and OREO(a)	0.68%	0.77%	0.80%	0.61%	0.55%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(a)	0.72%	0.79%	0.84%	0.65%	0.60%
Nonperforming assets as a percent of total loans and leases, OREO, and repossessed property	0.70%	0.77%	0.83%	0.65%	0.59%
(a) Excludes nonaccrual loans held for sale.
(b) Excludes loans held for sale.
(c) Excludes government guaranteed residential mortgage loans.

Use of Non-GAAP Financial Measures
In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business, including: “net interest income (FTE),” “interest income (FTE),” “net interest margin (FTE),” “net interest rate spread (FTE),” “income before income taxes (FTE),” “tangible net income available to common shareholders,” “average tangible common equity,” “return on average tangible common equity,” “tangible common equity (excluding AOCI),” “tangible common equity (including AOCI),” “tangible equity,” “tangible book value per share,” “adjusted noninterest income,” “noninterest income excluding certain items,” “adjusted noninterest expense,” “noninterest expense excluding certain items,” “pre-provision net revenue,” “adjusted efficiency ratio,” “adjusted return on average common equity,” “adjusted return on average tangible common equity,” “adjusted return on average tangible common equity, excluding accumulated other comprehensive income,” “adjusted net interest margin,” “adjusted pre-provision net revenue,” “adjusted return on average assets,” “efficiency ratio (FTE),” “total revenue (FTE),” "noninterest income as a percent of total revenue", and certain ratios derived from these measures. The Bancorp believes these non-GAAP measures provide useful information to investors because these are among the measures used by the Fifth Third management team to evaluate operating performance and to make day-to-day operating decisions.

The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income and net interest margin as it provides a relevant comparison between taxable and non-taxable amounts.

The Bancorp believes tangible net income available to common shareholders, average tangible common equity, tangible common equity (excluding AOCI), tangible common equity (including AOCI), tangible equity, tangible book value per share and return on average tangible common equity are important measures for evaluating the performance of the business without the impacts of intangible items, whether acquired or created internally, in a manner comparable to other companies in the industry who present similar measures.

The Bancorp believes noninterest income, noninterest expense, net interest income, net interest margin, pre-provision net revenue, efficiency ratio, noninterest income as a percent of total revenue, return on average common equity, return on average tangible common equity, and return on average assets are important measures that adjust for significant, unusual, or large transactions that may occur in a reporting period which management does not consider indicative of ongoing financial performance and enhances comparability of results with prior periods.

The Bancorp believes noninterest income excluding certain items and noninterest expense excluding certain items are important measures that adjust for certain components that are prone to significant period-to-period changes in order to facilitate the explanation of variances in the noninterest income and noninterest expense line items.

Management considers various measures when evaluating capital utilization and adequacy, including the tangible equity and tangible common equity (including and excluding AOCI), in addition to capital ratios defined by U.S. banking agencies. These calculations are intended to complement the capital ratios defined by U.S. banking agencies for both absolute and comparative purposes. These ratios are not formally defined by U.S. GAAP or codified in the federal banking regulations and, therefore, are considered to be non-GAAP financial measures. Management believes that providing the tangible common equity ratio excluding AOCI on certain assets and liabilities enables investors and others to assess the Bancorp’s use of equity without the effects of changes in AOCI, some of which are uncertain; providing the tangible common equity ratio including AOCI enables investors and others to assess the Bancorp’s use of equity if components of AOCI, such as unrealized gains or losses, were to be monetized.

Please note that although non-GAAP financial measures provide useful insight, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.

Please see reconciliations of all historical non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

	Fifth Third Bancorp and Subsidiaries
	Non-GAAP Reconciliation
	$ and shares in millions	As of and For the Three Months Ended
	(unaudited)	March	December	September	June	March
		2021	2020	2020	2020	2020
	Net interest income	$1,176	$1,182	$1,170	$1,200	$1,229
	Add: Taxable equivalent adjustment	3	3	3	3	4
	Net interest income (FTE) (a)	1,179	1,185	1,173	1,203	1,233

	Net interest income (annualized) (b)	4,769	4,702	4,655	4,826	4,943
	Net interest income (FTE) (annualized) (c)	4,782	4,714	4,667	4,838	4,959

	Interest income	1,302	1,315	1,329	1,403	1,525
	Add: Taxable equivalent adjustment	3	3	3	3	4
	Interest income (FTE)	1,305	1,318	1,332	1,406	1,529
	Interest income (FTE) (annualized) (d)	5,293	5,243	5,299	5,655	6,150

	Interest expense (annualized) (e)	511	529	633	816	1,191
	Average interest-earning assets (f)	182,715	182,418	180,704	176,224	151,213
	Average interest-bearing liabilities (g)	116,684	118,677	123,626	124,478	109,244

	Net interest margin (b) / (f)	2.61%	2.58%	2.58%	2.74%	3.27%
	Net interest margin (FTE) (c) / (f)	2.62%	2.58%	2.58%	2.75%	3.28%
	Net interest rate spread (FTE) (d) / (f) - (e) / (g)	2.46%	2.42%	2.42%	2.55%	2.98%

	Income before income taxes	$883	$746	$746	$244	$60
	Add: Taxable equivalent adjustment	3	3	3	3	4
	Income before income taxes (FTE)	$886	$749	$749	$247	$64

	Net income available to common shareholders	$674	$569	$562	$163	$29
	Add: Intangible amortization, net of tax	9	9	9	9	10
	Tangible net income available to common shareholders (h)	683	578	571	172	39
	Tangible net income available to common shareholders (annualized) (i)	2,770	2,299	2,272	692	157

	Average Bancorp shareholders' equity	22,952	23,126	22,952	22,421	21,713
Less:	Average preferred stock	(2,116)	(2,116)	(2,007)	(1,770)	(1,770)
	Average goodwill	(4,259)	(4,261)	(4,261)	(4,261)	(4,251)
	Average intangible assets	(133)	(151)	(164)	(178)	(193)
	Average tangible common equity, including AOCI (j)	16,444	16,598	16,520	16,212	15,499
Less:	Average AOCI	(2,231)	(2,623)	(2,919)	(2,702)	(1,825)
	Average tangible common equity, excluding AOCI (k)	14,213	13,975	13,601	13,510	13,674

	Total Bancorp shareholders' equity	22,595	23,111	22,951	22,335	21,873
Less:	Preferred stock	(2,116)	(2,116)	(2,116)	(1,770)	(1,770)
	Goodwill	(4,259)	(4,258)	(4,261)	(4,261)	(4,261)
	Intangible assets	(127)	(139)	(157)	(171)	(184)
	Tangible common equity, including AOCI (l)	16,093	16,598	16,417	16,133	15,658
Less:	AOCI	(1,792)	(2,601)	(2,831)	(2,951)	(2,477)
	Tangible common equity, excluding AOCI (m)	14,301	13,997	13,586	13,182	13,181
Add:	Preferred stock	2,116	2,116	2,116	1,770	1,770
	Tangible equity (n)	16,417	16,113	15,702	14,952	14,951

	Total assets	206,899	204,680	201,996	202,906	185,391
Less:	Goodwill	(4,259)	(4,258)	(4,261)	(4,261)	(4,261)
	Intangible assets	(127)	(139)	(157)	(171)	(184)
	Tangible assets, including AOCI (o)	202,513	200,283	197,578	198,474	180,946
Less:	AOCI, before tax	(2,268)	(3,292)	(3,584)	(3,735)	(3,135)
	Tangible assets, excluding AOCI (p)	$200,245	$196,991	$193,994	$194,739	$177,811

	Common shares outstanding (q)	712	713	712	712	711

	Tangible equity (n) / (p)	8.20%	8.18%	8.09%	7.68%	8.41%
	Tangible common equity (excluding AOCI) (m) / (p)	7.14%	7.11%	6.99%	6.77%	7.41%
	Tangible common equity (including AOCI) (l) / (o)	7.95%	8.29%	8.31%	8.13%	8.65%
	Tangible book value per share (l) / (q)	$22.60	$23.28	$23.06	$22.66	$22.02

Fifth Third Bancorp and Subsidiaries
Non-GAAP Reconciliation
$ in millions	For the Three Months Ended
(unaudited)	March	December	March
	2021	2020	2020
Net income (r)	$694	$604	$46
Net income (annualized) (s)	2,815	2,403	185

Adjustments (pre-tax items)(a)
Valuation of Visa total return swap	13	30	22
Net business acquisition, disposition, and merger-related charges	-	27	7
Fifth Third Foundation contribution	-	25	-
Branch and non-branch real estate charges	-	21	-
Net impairment of private equity investments	-	-	15
Adjustments, after-tax (t)(a)	10	79	34

Adjustments (tax related items)
State tax adjustments	-	(13)	-
Adjustments (tax related items) (u)	-	(13)	-

Noninterest income (v)	749	787	671
Valuation of Visa total return swap	13	30	22
Net business disposition charges	-	11	-
Net impairment of private equity investments	-	-	15
Adjusted noninterest income (w)	762	828	708

Noninterest expense (x)	1,215	1,236	1,200
Fifth Third Foundation contribution	-	(25)	-
Branch and non-branch real estate charges	-	(21)	-
Business acquisition and merger-related charges	-	(16)	(7)
Adjusted noninterest expense (y)	1,215	1,174	1,193

Adjusted net income (r) + (t) + (u)	704	670	80
Adjusted net income (annualized) (z)	2,855	2,665	322

Adjusted tangible net income available to common shareholders (h) + (t) + (u)	693	644	73
Adjusted tangible net income available to common shareholders (annualized) (aa)	2,811	2,562	294

Average assets (ab)	$203,836	$203,930	$171,871

Return on average tangible common equity (i) / (j)	16.8%	13.9%	1.0%
Return on average tangible common equity excluding AOCI (i) / (k)	19.5%	16.5%	1.1%
Adjusted return on average tangible common equity, including AOCI (aa) / (j)	17.1%	15.4%	1.9%
Adjusted return on average tangible common equity, excluding AOCI (aa) / (k)	19.8%	18.3%	2.2%

Return on average assets (s) / (ab)	1.38%	1.18%	0.11%
Adjusted return on average assets (z) / (ab)	1.40%	1.31%	0.19%
Efficiency ratio (x) / [(a) + (v)]	63.0%	62.7%	63.0%
Adjusted efficiency ratio (y) / [(a) + (w)]	62.6%	58.3%	61.5%
Total revenue (FTE) (a) + (v)	$1,928	$1,972	$1,904
Pre-provision net revenue (PPNR) (a) + (v) - (x)	$713	$736	$704
Adjusted pre-provision net revenue (PPNR) (a) + (w) - (y)	$726	$839	$748
(a) Assumes a 23% tax rate

Fifth Third Bancorp and Subsidiaries
Segment Presentation
$ in millions
(unaudited)

For the three months ended March 31, 2021	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$367	$295	$128	$21	$368	$1,179
Benefit from (provision for) credit losses	76	(41)	(8)	1	145	173
Net interest income after benefit from (provision for) credit losses	443	254	120	22	513	1,352
Noninterest income	361	204	82	138	(36)	749
Noninterest expense	(420)	(489)	(161)	(135)	(10)	(1,215)
Income (loss) before income taxes	384	(31)	41	25	467	886
Applicable income tax (expense) benefit(a)	(72)	7	(9)	(5)	(113)	(192)
Net income (loss)	$312	$(24)	$32	$20	$354	$694

For the three months ended December 31, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$397	$293	$102	$23	$370	$1,185
Benefit from (provision for) credit losses	(212)	(49)	(9)	(2)	285	13
Net interest income after benefit from (provision for) credit losses	185	244	93	21	655	1,198
Noninterest income	404	196	22	136	29	787
Noninterest expense	(427)	(471)	(135)	(131)	(72)	(1,236)
Income (loss) before income taxes	162	(31)	(20)	26	612	749
Applicable income tax (expense) benefit(a)	(24)	6	4	(5)	(126)	(145)
Net income (loss)	$138	$(25)	$(16)	$21	$486	$604

For the three months ended September 30, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$435	$355	$98	$28	$257	$1,173
Benefit from (provision for) credit losses	(337)	(68)	(2)	—	422	15
Net interest income after benefit from (provision for) credit losses	98	287	96	28	679	1,188
Noninterest income	318	192	73	132	7	722
Noninterest expense	(411)	(460)	(137)	(133)	(20)	(1,161)
Income before income taxes	5	19	32	27	666	749
Applicable income tax (expense) benefit(a)	7	(4)	(7)	(6)	(158)	(168)
Net income	$12	$15	$25	$21	$508	$581

For the three months ended June 30, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$573	$513	$92	$51	$(26)	$1,203
(Provision for) benefit from credit losses	(457)	(52)	(10)	1	33	(485)
Net interest income after (provision for) benefit from credit losses	116	461	82	52	7	718
Noninterest income	294	167	98	121	(30)	650
Noninterest expense	(405)	(454)	(120)	(122)	(20)	(1,121)
Income (loss) before income taxes	5	174	60	51	(43)	247
Applicable income tax (expense) benefit(a)	7	(36)	(12)	(11)	—	(52)
Net income (loss)	$12	$138	$48	$40	$(43)	$195

For the three months ended March 31, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$511	$505	$89	$37	$91	$1,233
Provision for credit losses	(45)	(62)	(13)	(1)	(519)	(640)
Net interest income after provision for credit losses	466	443	76	36	(428)	593
Noninterest income	287	198	124	135	(73)	671
Noninterest expense	(480)	(488)	(122)	(143)	33	(1,200)
Income (loss) before income taxes	273	153	78	28	(468)	64
Applicable income tax (expense) benefit(a)	(49)	(32)	(17)	(6)	86	(18)
Net income (loss)	$224	$121	$61	$22	$(382)	$46
(a) Includes taxable equivalent adjustments of $3 million, $3 million, $3 million, $3 million and $4 million for the three months ended March 31, 2021, December 31, 2020, September 30, 2020, June 30, 2020 and March 31, 2020, respectively.

(b) Branch Banking provides a full range of deposit and loan and lease products to individuals and small businesses through full-service banking centers.
(c) Consumer Lending includes the Bancorp's residential mortgage, home equity, automobile and other indirect lending activities.